Exhibit 99.3

Australian Oilseeds Holdings Limited

Consent to be Named as a Director Nominee

In connection with the filing by Australian Oilseeds Holdings Limited of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as an independent director nominee to the board of directors of Australian Oilseeds Holdings Limited in the Registration Statement and in any and all amendments and supplements thereto.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 2, 2023	/s/ Kapil Singh
Kapil Singh